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                                                                    EXHIBIT 99.1



                                              FOR IMMEDIATE RELEASE

                                              For further information, contact:
                                              Michael W. Carrie
                                              Executive Director, Treasurer,
                                              and CFO
                                              (248) 312-2000


            FLAGSTAR TRUST TO REDEEM ALL OF ITS PREFERRED SECURITIES

TROY, Mich., January 21, 2004 - Flagstar Bancorp (NYSE: FBC), today announced that it will call all of the 9.50% Cumulative Trust Preferred Securities (NYSE:
FBC-O) on April 30, 2004. The securities will be redeemed at $25.00 per share plus accrued interest. The securities, which were issued in April 1999, will first become callable on April 29, 2004.

The contractual interest payment that is due on March 31, 2004 will be paid as scheduled. Record date for the March 31, 2004 interest payment will be March 15, 2004. Holders of record will receive the scheduled payment of $0.59375 per share.

On and after April 30, 2004, holders of the 9.50% Cumulative Trust Preferred Securities will not have any rights as such holders, other than the right to receive $25.00 per share plus accrued interest through April 30, 2004, upon surrender of their 9.50% Cumulative Trust Preferred Securities.

Flagstar Trust is a subsidiary of Flagstar Bancorp, the second largest independent banking institution headquartered in Michigan. Flagstar currently operates 99 banking centers in Michigan and Indiana, 128 loan origination offices in twenty five states, and 14 correspondent lending offices across the United States.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about Flagstar's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.